EXHIBIT A

                            NEON COMMUNICATIONS, Inc.

                SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT


     This SUBORDINATED CONVERTIBLE nOTE Purchase Agreement (the "Agreement") is entered into as of August 10, 2001, between NEON COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and EXELON ENTERPRISES MANAGEMENT, INC., a Pennsylvania corporation (the "Purchaser").

                                    RECITALS

     WHEREAS, the Company has authorized the sale and issuance of up to a maximum of $11,500,000 in aggregate principal amount of an 18 % Subordinated Convertible Note due 2008 (the "Note"), which Note is convertible into shares (the "Conversion Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") in accordance with the terms of the Note;

     WHEREAS, Purchaser desires to purchase the Note on the terms and conditions set forth herein and subject to the terms and conditions of the Note; and

     WHEREAS, the Company desires to issue and sell the Note to Purchaser on the terms and conditions set forth herein and as set forth in the Note.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

          1.1 "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          1.2 "Agreement" shall have the meaning set forth in the Preamble.

          1.3 "Amended and Restated Registration Rights Agreement" means that certain Amended and Restated Registration Rights Agreement dated as of August 10, 2001 by and among the Company, Purchaser and CEC, amending and restating the Registration Rights Agreement dated as of September 14, 2000 by and among the Company, Purchaser and CEC, substantially in the form attached hereto as Exhibit B.

          1.4 "Amendment No. 1 to Stockholders Agreement" means that certain Amendment No. 1 to Stockholders Agreement dated as of August 10, 2001 by and among Mode 1, CEC, Purchaser and the Company, amending the Stockholders Agreement dated as of September 14, 2000 by and among Mode 1, CEC, Purchaser and Company, substantially in the form attached hereto as Exhibit C.

          1.5 "Amendment No. 3 to Subscription Agreement" means that certain Amendment No. 3 to Subscription Agreement dated as of August 10, 2001 by and among Purchaser, the Company and Northeast Optic Network, Inc. ("Northeast

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Optic"), amending the Subscription Agreement dated as of November 23, 1999 by and among Purchaser, the Company and Northeast Optic, as amended on May 1, 2000 and September 6, 2000, respectively, substantially in the form attached hereto as Exhibit D.

          1.6 "By-laws" means the by-laws of the Company as in effect on the Closing Date.

          1.7 "CEC" means Consolidated Edison Communications, Inc., a New York corporation.

          1.8 "Certificate of Incorporation" means the amended and restated certificate of incorporation of the Company as in effect on the Closing Date.

          1.9 "Closing" shall have the meaning set forth in Section 2.3.

          1.10 "Closing Date" shall have the meaning set forth in Section 2.3.

          1.11 "Common Stock" shall have the meaning set forth in the Recitals.

          1.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          1.13 "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.

          1.14 "Governmental Authority" means any court, administrative or regulatory agency or commission or other governmental entity or instrumentality, domestic, foreign or supranational or any department thereof.

          1.15 "Indebtedness" with respect to any Person means, without duplication: (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services other than trade payables included in current liabilities in accordance with GAAP and incurred in respect of Property or services purchased in the ordinary course of business and which obligation is payable on terms no longer than 180 days past the invoice date, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, and (iii) all Indebtedness of the types described in clause (i) or (ii) of this definition secured by any lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person.

          1.16 "Indenture" means the Indenture dated as of August 5, 1998, between the Company and U.S. Bank Trust National Association.

          1.17 "Material Adverse Effect" means any materially adverse effect upon the business operation, assets, liabilities, financial condition, results of operations or business prospects of the Company or any of its Subsidiaries, or upon the ability of the Company to operate its current business or to perform the Transaction Documents, resulting from any act, omission, situation, status, event or undertaking, either singly or taken together.

          1.18 "Mode 1" means Mode 1 Communications, Inc., a Connecticut corporation.

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          1.19 "Nasdaq" means the National Association of Securities Dealers,
Inc. Automated Quotation System.

          1.20 "NEON Opinion of Counsel" shall mean the opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to NEON, dated as of the Closing Date, substantially in the form set forth in Exhibit G.

          1.21 "NEON SEC Documents" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as amended by the form 10-K/A filed on April 30, 2001; the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001; and the Company's Proxy Statement filed on July 5, 2001.

          1.22 "Note" shall have the meaning set forth in the Recitals.

          1.23 "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, any other entity or Governmental Authority.

          1.24 "Proprietary Information" shall mean any and all confidential information or technical or business information furnished, in whatever form or medium, or disclosed by the Company to Purchaser including, but not limited to, Capital Expenditure proposals, annual Budget and Capital Expenditure plans, marketing plans and other financial or business data.

          1.25 "Purchase Price" shall have the meaning set forth in Section 2.2.

          1.26 "Purchaser" shall have the meaning set forth in the Preamble and shall include any assignee of Purchaser which is an Affiliate of Purchaser or any assignee permitted under Section 7.5 hereof.

          1.27 "Registration Rights Agreement" means the Registration Rights Agreement between Purchaser and the Company dated August 10, 2001 substantially in the form attached hereto as Exhibit E.

          1.28 "SEC" means the Securities and Exchange Commission.

          1.29 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          1.30 "Subsidiary" shall mean (i) any corporation of which fifty percent (50%) or more of the voting stock, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests, is at any time owned by the Company, or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries of the Company, and (ii) any other entity which is controlled or capable of being controlled by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company.

          1.31 "Termination Agreement" means that certain Termination Agreement between the Company, NEON Optica, Inc., PECO Energy Company and Purchaser dated as of August 10, 2001, which terminates the System Agreement between the Company, NEON Optica, Inc., PECO Energy Company and Purchaser dated as of September 14, 2000, substantially in the form attached hereto as Exhibit F.

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          1.32 "Transaction Documents" means this Agreement, the Note, Amended and Restated Registration Rights Agreement, Amendment No. 1 to Stockholders Agreement, Amendment No. 3 to Subscription Agreement, Termination Agreement and the Registration Rights Agreement.

     2. AGREEMENT TO SELL AND PURCHASE; CLOSING.

          2.1 Authorization of Note. On or prior to the Closing Date, the Company shall have authorized the (i) sale and issuance to Purchaser of the Note, and (ii) issuance of the Conversion Shares. The Note shall be substantially in the form attached hereto as Exhibit A. As used in this Agreement, "Note" shall include the Note issued pursuant to this Agreement, together with any Note issued in exchange therefor or replacement thereof and any Note which may be issued in payment of interest in accordance with the terms thereof.

          2.2 Purchase and Sale of Note. Subject to the terms and conditions hereof, in reliance upon the representations of Purchaser set forth in Section 4, at the Closing, the Company hereby agrees to execute, sell and deliver to Purchaser and, in reliance upon the representations of the Company set forth in
Section 3, Purchaser agrees to purchase from the Company, a Note in the aggregate principal amount of $11,500,000 (the "Purchase Price"), against receipt of funds by wire transfer to an account or accounts designated by the Company prior to the Closing as payment in full of the Purchase Price of the Note.

          2.3 Closing. The closing of the purchase and sale of the Note under this Agreement (the "Closing") shall take place on August 10, 2001, at the offices of Paul, Hastings, Janofsky & Walker LLP, at 399 Park Avenue, New York, NY 10022 or at such other time or place as the Company and Purchaser may mutually agree upon (which time and place are designated as the "Closing Date").

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          Except as set forth on a Schedule of Exceptions delivered by the Company to Purchaser at the Closing (as attached as Schedule 1 hereto), the Company hereby represents and warrants to Purchaser as of the date of the Closing Date as follows:

          3.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction where the conduct of its business or the ownership, leasing or operation of its respective properties require such qualification or licensing, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          3.2 Authority. The Company has all necessary corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated by the Transaction Documents have been duly and validly authorized by the Board of Directors of the Company or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents. The Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the Transaction Documents constitute valid and binding agreements of each other party hereto and thereto, constitute valid and binding agreements of the Company, enforceable against the

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Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies.

          3.3 Consents and Approvals; No Violation.

               (a) No material declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority or any consent from a third party, including any bank, alliance partner, lender, investor or other Person, is necessary for the consummation by the Company of the transactions contemplated by the Transaction Documents other than those filings or consents which have already been made or received.

               (b) Neither the execution and delivery of the Transaction Documents by the Company nor the sale by the Company of the Note or the issuance of the Conversion Shares upon conversion of the Note pursuant to the terms of this Agreement and the Note will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company,
(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) or constitute an event which, with or without the giving of notice, lapse of time, or both, would constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the Company or any of its respective properties is or may be bound or (iii) except for the filing with Nasdaq of the Listing Application for Additional Shares, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its respective properties, except in the case of (ii) and (iii), any such conflict, event of default or violation which would not be reasonably likely to have a Material Adverse Effect.

               (c) Neither the issuance of the Note, any payment of interest or principal on the Note, nor any conversion of all or a portion of the Note into Conversion Shares nor any setoff of the obligations of the Company due under the Note against any liability owed by Purchaser to the Company under the Termination Agreement will result in a default under the Indenture.

               (d) Neither the issuance of the Note nor the conversion of the
Note into Conversion Shares will trigger any anti-dilution provision contained in any existing securities or contracts or any other instrument of the Company.

          3.4 NEON SEC Documents.

               (a) The capitalization of the Company, as well as its annual balance sheets, statements of income and statements of cash flows, are disclosed in all material respects in the NEON SEC Documents. The filed NEON SEC Documents, at the time filed with the SEC, conformed in all material respects to the then applicable requirements of the Exchange Act. The NEON SEC Documents do not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein necessary in order to make the statements therein not misleading in light of the circumstances in which they were made.

               (b) There has been no change to the business, assets or finances of the Company since December 31, 2000, which has not been disclosed in the NEON SEC Documents which would be reasonably expected to have a Material Adverse Effect.

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          3.5 Legal Proceedings. Except as set forth on Schedule 1 hereto, there are no claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against or relating to the Company which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

          3.6 Conversion Shares. Upon conversion of the Note, the Conversion Shares, when issued and delivered to Purchaser in accordance with the terms of the Note, will be duly and validly issued, fully paid and nonassessable, and free and clear of any preemptive rights, liens and encumbrances.

          3.7 Offering Valid. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4 hereof, the offer, sale and issuance of the Note and the Conversion Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Note to any person or persons so as to bring the sale of such Note by the Company within the registration provisions of the Securities Act or any state securities laws.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

          Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

          4.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. All actions on Purchaser's part required for the lawful execution and delivery of the Transaction Documents have been or will be effectively taken prior to the Closing. No consent or approval is needed from the SEC under the Public Utility Holding Company Act of 1935 in order for Purchaser to purchase and hold the Note or the Conversion Shares. Upon their execution and delivery, the Transaction Documents will be valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

          4.2 Investment Representations. Purchaser understands that neither the Note nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Note and the Conversion Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

               (a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Note (or the Conversion Shares) is registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that, except for complying with its obligations under the Registration Rights Agreement, the Company has no present intention of registering the Note or the Conversion Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow

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Purchaser to transfer all or any portion of the Note or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

               (b) Acquisition Solely for Investment. Purchaser is acquiring the Note and the Conversion Shares for Purchaser's own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act or any rule or regulation under the Securities Act.

               (c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by the Transaction Documents. Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated by the Transaction Documents.

               (d) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

               (e) Company Information. Purchaser has received and read the financial statements of the Company in the NEON SEC Documents and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had access to, and the opportunity to review, the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

               (f) Rule 144. Purchaser acknowledges and agrees that the Note, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

               (g) Residence. The office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth in Section 7.9 hereof.

     5. CONDITIONS TO CLOSING.

          5.1 Conditions to Purchaser's Obligations at the Closing. Purchaser's obligations to purchase the Note at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

               (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

               (b) Officer's Certificate. The Company shall have delivered to Purchaser a Certificate, executed by the President of the Company, dated the Closing Date, to the effect that the conditions specified in subsection (a) of this Section 5.1 have been satisfied.

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               (c) Registration Rights Agreement. Each of Purchaser and the
Company shall have executed and delivered the Registration Rights Agreement.

               (d) Note. The Note shall have been executed and delivered by the Company to Purchaser.

               (e) Waiver. The Company shall have obtained from CEC a waiver of its right of first refusal under Section 5.05 of the Subscription Agreement between the Company and CEC dated as of November 23, 1999, and as amended on May 1, 2000 and September 6, 2000.

               (f) Amended and Restated Registration Rights Agreement. Each of CEC, the Company and Purchaser shall have executed and delivered the Amended and Restated Registration Rights Agreement.

               (g) Amendment No. 1 to Stockholders' Agreement. Each of Mode 1, CEC, Purchaser and the Company shall have executed and delivered Amendment No. 1 to Stockholders' Agreement.

               (h) Amendment No. 3 to Subscription Agreement. Each of Northeast Optic Network, Inc., the Company and Purchaser shall have executed and delivered Amendment No. 3 to Subscription Agreement.

               (i) Termination Agreement. Each of Purchaser, the Company, PECO Energy Company and NEON Optica, Inc. shall have executed and delivered the Termination Agreement.

               (j) NEON Opinion of Counsel. Purchaser shall have received the NEON Opinion of Counsel.

               (k) Stockholder Approval. If required by law, Nasdaq rules or otherwise, the Company shall have obtained approval of the issuance of the Notes and the Conversion Shares by the Company's stockholders holding a majority of the outstanding shares of Common Stock entitled to vote in person or by proxy.

          5.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Note at Closing is subject to the satisfaction, on or prior to Closing, of the following conditions:

               (a) Representations and Warranties True. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct in all material respects at the Closing Date.

               (b) Performance of Obligations. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before the Closing.

               (c) Purchase Price. Purchaser shall have delivered to the Company an amount equal to the Purchase Price.

               (d) Registration Rights Agreement. Each of Purchaser and the Company shall have executed and delivered the Registration Rights Agreement.

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               (e) Amended and Restated Registration Rights Agreement. Each of
Purchaser, the Company and CEC shall have executed and delivered the Amended and Restated Registration Rights Agreement.

               (f) Termination Agreement. Each of Purchaser, the Company, PECO Energy Company and NEON Optica, Inc. shall have executed and delivered the Termination Agreement.

               (g) Fairness Opinion. The Company shall have received an opinion from a nationally recognized investment banking firm that the transactions contemplated by the Transaction Documents are fair, from a financial standpoint, to the Company and its Subsidiaries.

               (h) Stockholder Approval. If required by law, Nasdaq rules or otherwise, the Company shall have obtained approval of the issuance of the Notes and the Conversion Shares by the Company's stockholders holding a majority of the outstanding shares of Common Stock entitled to vote in person or by proxy.

     6. COVENANTS OF THE COMPANY.

          So long as the aggregate principal amount of the Note outstanding is greater than or equal to one million dollars ($1,000,000), the Company shall observe and perform the following covenant:

          6.1 Incurrence of Indebtedness. The Company shall not incur, directly or indirectly, any Indebtedness which is equal or senior in ranking to the Note without the written consent of Purchaser.

     7. MISCELLANEOUS.

          7.1 Stockholder Approval. At any meeting of the stockholders of the Company at which approval of the issuance of the Note has been submitted for stockholder action, Purchaser hereby agrees to vote all of the shares of Common Stock it is entitled to vote in person or by proxy at such meeting authorizing the issuance of the Note.

          7.2 Termination. This Agreement may be terminated by written notice by one party to the other if the Closing Date has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 1, 2001, or such later date as the parties hereto may agree in writing. If this Agreement is terminated pursuant to this Section 7.2, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 7.3 hereof will survive.

          7.3 Proprietary Information.

               (a) Protection of Proprietary Information. The Company and Purchaser hereby agree that if the Company provides (or prior to the execution of this Agreement, has provided) any Proprietary Information to Purchaser, such Proprietary Information shall be held in confidence, and Purchaser shall afford such Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party.

               (b) Ownership of Proprietary Information. All Proprietary Information, unless otherwise specified in writing, shall remain the property of the Company, shall be used by Purchaser only for the intended purpose, and such

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written Proprietary Information, including all copies thereof, shall be returned to the Company or destroyed after Purchaser's need for it has expired or upon the request of the Company. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise may be permitted in writing by the Company.

               (c) Exceptions. The foregoing provisions of this Section 7.3 shall not apply to any Proprietary Information which (i) becomes publicly available other than through Purchaser; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is developed independently by Purchaser; (iv) becomes available to Purchaser without restriction from a third party; or (v) becomes relevant to the settlement of any dispute or enforcement of either party's rights under this Agreement in accordance with the provisions of this Agreement, in which case appropriate protective measures shall be taken to preserve the confidentiality of such Proprietary Information as fully as possible within the confines of such settlement or enforcement process. If any Proprietary Information is required to be disclosed pursuant to the foregoing clause (ii), Purchaser shall promptly inform the Company in writing of the requirements of such disclosure.

               (d) Permitted Disclosures. Notwithstanding the foregoing, Purchaser may disclose Proprietary Information to its employees, agents, and legal, financial, and accounting advisors and providers (including its lenders and other financiers) to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or its obtaining of financing, provided; that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure of Proprietary Information.

          7.4 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania, regardless of conflicts of laws principles.

          7.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Note from time to time. The Note and the rights of the holder of the Note under this Agreement are fully assignable: (a) to Affiliates of the holder without the prior approval of the Company; and (b) to third parties without the prior approval of the Company.

          7.6 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

          7.7 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          7.8 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and the holder of the Note. The obligations of the Company and the rights of the holder of the Note under the Agreement may be waived only with the written consent of the holder of the Note.

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          7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation and accompanied by another manner of giving notice provided in this Section 7.9) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to the Company, to:

                  NEON Communications, Inc.
                  2200 West Park Drive
                  Westborough, MA  01581
                  Attention: Stephen A. Bogiages, General Counsel Facsimile Number: (508) 616-7895 with a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  1055 Washington Boulevard
                  Stamford, CT  06901
                  Attention:  Esteban A. Ferrer, Esq.
                  Facsimile Number:  (203) 359-3031

                  if to Purchaser, to:

                  Exelon Enterprises Management, Inc.
                  2301 Market Street
                  Philadelphia, PA  19101
                  Attention:  President
                  Facsimile:  (215) 841-6374

                  with a copy to:

                  Exelon Business Services Legal
                  2301 Market Street, 23rd Floor
                  Philadelphia, PA  19103
                  Attention:  John Halderman, Esq.
                  Facsimile:  (215) 841-4474


          7.10 Expenses. Each party shall pay the costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

          7.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          7.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:                                     PURCHASER:

NEON COMMUNICATIONS, INC.                    EXELON ENTERPRISES MANAGEMENT, INC.


By:   /s/ Stephen E. Courter                 By:  /s/ Robert A. Shinn
      --------------------------------            ------------------------------
Name:     Stephen E. Courter                 Name:    Robert A. Shinn
      --------------------------------            ------------------------------
Title:    Chief Executive Officer            Title:   President
      --------------------------------            ------------------------------

Address:  2200 West Park Drive               Address: 2301 Market Street
          Westborough, MA 01581                       Philadelphia, PA  19103



                SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT
                                 SIGNATURE PAGE

                                   SCHEDULE 1


                             SCHEDULE OF EXCEPTIONS


Section 3.3
-----------

Listing Application for Additional Shares to be filed with the NASD, Inc.

Waiver of Right of First Refusal by CEC under Section 5.05 of the Subscription Agreement between the Company and CEC dated as of November 23, 1999, and as amended on May 1, 2000 and September 5, 2000.


Section 3.5
-----------

On May 7, 2001, Neon Optica, Inc. was named as defendant in a case entitled Fiber Optek Interconnect Corp. v. Neon Optica, Inc. f/k/a Northeast Optic Network, Inc. The Complaint, which was filed in New York State Supreme Court in Westchester County on May 7, 2001, sought damages of $24 million related to its construction contracts with the defendants. During settlement discussions between Fiber Optek and the Company, Fiber Optek agreed to the dismissal of the lawsuit without prejudice. On May 16, 2001, Fiber Optek filed a "Voluntary Discontinuance Without Prejudice" and on June 8, 2001, the Company filed a Notice of Removal of the case to the U.S. District Court for the Southern District of New York. On July 30 ,2001, the Company moved to dismiss the action based on Fiber Optek's May 16, 2001 "Voluntary Discontinuance Without Prejudice". To date, Fiber Optek has filed mechanics' liens in White Plains, Rye, New Rochelle, and Harrison, New York upon real property of the Company in such locations, including optical cable networks and license agreements. While it is not possible to predict the ultimate outcome of the Company's negotiations with Fiber Optek, the Company believes that this matter will not have a Material Adverse Effect.

On July 18, 2001, the Company's agent was served by a complaint filed by Stephen
F. and Joan Pach of East Haddam, Connecticut, in the Middlesex District of the Connecticut Superior Court, alleging trespass and damage to their property in the Company's installation and use of a fiber optic cable on an easement owned by Northeast Utilities traversing the Pach property. The Company is required to answer the complaint on August 14, 2001 and expects to contest the claim. While it is not possible to predict the ultimate outcome of this claim, the Company believes that this matter will not have a Material Adverse Effect.

                                    EXHIBIT A


                          SUBORDINATED CONVERTIBLE NOTE

                                    EXHIBIT B


               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

                    AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT
                                    EXHIBIT D

                    AMENDMENT NO. 3 TO SUBSCRIPTION AGREEMENT

                                    EXHIBIT E


                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT F

                              TERMINATION AGREEMENT

                                    EXHIBIT G

                             NEON OPINION OF COUNSEL